For Immediate Release

MyStarU.com Subsidiary Subaye Files Registration Statement on Form S-1 with the Securities and Exchange Commission

BEIJING, April 23, 2008 /Xinhua-/ -- MyStarU.com, Inc. (OTC Bulletin Board: MYST; Frankfurt Stock Exchange: TQF) announced today that on April 14, 2008, Subaye.com, Inc. (“Subaye”), a Delaware corporation and majority owned subsidiary of MyStarU.com, Inc., filed a registration statement on Form S-1 (File no. 333-150226) with the Securities and Exchange Commission (the “Registration Statement”). The prospectus to the Registration Statement (the “Prospectus”) relates to 2,689,627 shares of common stock of Subaye (the “Shares”), which may be resold by 11 selling security holders. The Selling Security Holders may offer to sell all or a portion of their Shares offered in the Prospectus from time to time once the Registration Statement is declared effective by the Securities and Exchange Commission.

Subaye’s common stock is not presently traded on any market or securities exchange, and Subaye has not applied for listing or quotation on any public market. Further, there is no assurance that Subaye’s common stock will ever trade on any market or securities exchange. Subaye will not receive any proceeds from the resale of the Shares being offered for sale by the Selling Security Holders.

Subaye is a leading provider of video sharing services, corporate branding videos, internet marketing services and internet video sharing services in China. Subaye’s platform consists of its website, Subaye.com and the Subaye Alliance network, which is its network of third-party websites. Subaye’s services are designed to enable internet users to find and view videos online. As of March 31, 2008, its video database consisted of over 46,233 profiles of corporate video showcases. These showcases offer a cost-effective venue for small to mid-size enterprises to advertise their products and services and establish and enhance their corporate brands. Subaye also provides its users with easy access to an index of over 1.2 million video clips, images and web pages.

About MyStarU.com, Inc.

MyStarU.com, Inc. (MYST) is a Total Solutions Provider that offers Integrated Communications Network Solutions and Internet Content Service in universal voice, video, data web and mobile communications for interactive media applications, technology and content leaders in interactive multimedia communications. It develops, markets and sells a universal media software solution for enterprise-wide deployment of integrated voice, video, data web and mobile communications and media applications.
MyStarU.com, Inc. does business in Asia via its wholly-owned subsidiaries, MyStarU Ltd. ( http://www.MyStarU.com , http://www.skyestar.com ,http://www.icurls.com ) and majority owned subsidiary Subaye.com, Inc. (http://www.subaye.com , http://www.x381.com , http://www.goongreen.org ).

 Safe Harbor

The statements made in this release constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing economic conditions, interest rates trends, continued acceptance of the Company's products in the marketplace, competitive factors and other risks detailed in the Company's periodic report Filings with the Securities and Exchange Commission. By making these forward- looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.